Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. Pear Therapeutics, Inc. changed it’s name to Pear Therapeutics (US), Inc. on December 3, 2021. For purposes of this section, all references to “we,” “us,” “our,” “Pear US” or the “Company” refer to Pear Therapeutics (US), Inc. and its consolidated subsidiary.

The following discussion and analysis provide information that Pear US’s management believes is relevant to an assessment and understanding of Pear US’s condensed consolidated results of operations and financial condition (following the Closing, Pear US’s management became Pear’s management). The discussion should be read together with the unaudited interim condensed consolidated financial statements as of September 30, 2021, and the related notes that are included as Exhibit 99.1 to this Report. The discussion and analysis should also be read together with the pro forma financial information as of and for the nine months ended September 30, 2021, and for the year ended December 31, 2020, which is included as Exhibit 99.2 to this Report, and the Proxy Statement/Prospectus filed with the SEC on October 26, 2021. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Pear US’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under in the “Risk Factors” section of the Proxy Statement/Prospectus filed with the SEC on October 26, 2021, or in other parts of this Report.

Overview

Pear US is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as PDTs, which use software to treat diseases. Our vision is to advance healthcare through the widespread use of PDTs.

Recent global trends are converging to highlight a significant unmet need for new and innovative solutions for the treatment of diseases. We believe that our software-based, data-driven solutions are well suited to satisfy this growing unmet need for the treatment of diseases, including addiction and insomnia. We believe that PDTs have the potential to become a cornerstone of the emerging digital health ecosystem and that PDTs are a transformative new generation of therapeutics.

Pear US is one of the category creators and leaders of the PDT industry, as evidenced by being the first company to receive FDA market authorization for a PDT. Our marketed PDTs, reSET, reSET-O, and Somryst, were among the first three PDTs authorized by the FDA and address psychiatric indications, an area with significant unmet need.

Two of Pear US’s FDA-authorized PDTs are for the treatment of addiction, which currently affects more than 20 million people in the United States.

Pear US’s first product, reSET, is indicated for the treatment of SUD as a monotherapy. To combat SUD, reSET works to enhance patient abstinence, improve patient treatment retention relative to human intervention-based alternatives, and extend clinicians’ reach outside of scheduled office visits. reSET’s mechanisms of action seek to directly modify addiction-related neurocircuitry and induce dopamine in the brain, a process with the potential to repair dysfunctional neurophysiology.

Pear US’s second product, reSET-O, is the first PDT to receive FDA Breakthrough Designation and is FDA authorized for treatment of OUD in combination with buprenorphine. To combat OUD, reSET-O works alongside buprenorphine to reduce dependence on opioids and, similar to reSET, to improve patient treatment adherence and extend clinicians’ reach outside of scheduled office visits.

Pear US’s third product, Somryst, is for the treatment of chronic insomnia, which currently affects more than approximately 30 million people in the United States. Most available sleep medications are only recommended for short-term use due to their habit-forming side effects and, as a result, are not a long-term solution to treat chronic insomnia. We believe that the lack of a convenient and effective solution for chronic insomnia represents a significant unmet medical need that Somryst can help address to reduce the occurrence of chronic insomnia.

Financial Highlights

Pear US reported product revenues of $2.6 million for the nine months ended September 30, 2021, compared to $115 thousand for the nine months ended September 30, 2020, primarily due to an increase in sales of reSET and reSET-O as well as sales of Somryst, which we began selling in October 2020. Collaboration and license revenue was $0.3 million and $9.2 million for the nine months ended September 30, 2021, and 2020, respectively. For the nine months ended September 30, 2020, we recognized $9.2 million under an agreement that was subsequently terminated in March 2020 and under which no further revenue will be recognized.

Pear US incurred a net loss of $83.9 million and $49.4 million for the nine months ended September 30, 2021, and 2020, respectively, representing a period-over-period increased loss of 69.9%, primarily due to a $6.5 million decrease in revenues, $4.3 million increase in personnel-related expenses primarily related to new hires, $5.8 million increase in commercial marketing-related expenses, $2.9 million increase in professional fees, $1.8 million increase in interest expense related to the borrowing of $30.0 million under the Perceptive Credit Facility on June 30, 2020, $7.3 million increase related to the mark-to-market adjustment of the warrants liabilities, and a $2.1 million loss on the issuance of convertible preferred stock recorded in March 2021. In addition, in June 2020, the Company recorded a $1.0 million loss on extinguishment of debt. Pear US’s increase in average headcount was driven primarily by its ramp-up in commercial personnel, for which its average headcount increased from an average of 49 people in the nine months ended September 30, 2020, to an average of 76 people for the nine months ended September 30, 2021.

To date, we have funded our operations primarily with proceeds from sales of convertible preferred stock; payments received in connection with collaboration and license agreements and proceeds from borrowings under various credit facilities. We have received gross cash proceeds of $268.2 million from sales of our convertible preferred stock and currently have $30.0 million of debt outstanding under a credit facility. During the year ended December 31, 2020, the Company utilized $32.0 million of this funding to complete a tender offer to purchase common stock or securities convertible into common stock from certain employees, including our President & Chief Executive Officer, with tenure over four years, former employees, and other stockholders in connection with the Series D-2 preferred stock offering.

Recent Developments

Closing of Transaction

On June 21, 2021, Pear US entered into a Business Combination Agreement with THMA and Merger Sub, pursuant to which Merger Sub will merge with and into Pear US, with Pear US surviving the Merger as a wholly-owned subsidiary of THMA, renamed Pear Therapeutics, Inc. and listed on Nasdaq under the symbol “PEAR”. Pear Therapeutics (US), Inc. (“Pear US”) became a wholly-owned subsidiary of THMA, and THMA was immediately renamed Pear Therapeutics, Inc. (“Pear”) upon completion of the Merger on December 3, 2021 (the “Closing”). Each share of Pear US common stock that was issued and outstanding immediately prior to Closing, after giving effect to the conversion of all issued and outstanding shares of Pear US preferred stock to Pear US common stock, was canceled and converted into the right to receive a number of shares of New Pear Class A common stock equal to the Exchange Ratio multiplied by the number of shares of Pear US common stock.

The Merger will be accounted for as a reverse recapitalization in accordance with US GAAP, whereby for accounting and financial reporting purposes, Pear US was the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of Pear US in many respects. The net assets of THMA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Pear US in future reports of Pear.

Impact of COVID-19

In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. Pear US continues to closely monitor the impact of COVID-19. COVID-19 has had and continues to have an adverse impact on Pear US’s business, operations, and the markets and communities in which it operates, particularly as a result of preventive and precautionary measures that Pear US, other businesses, and governments are taking. Refer to “Risk Factors” included in the Proxy Statement/Prospectus filed with the SEC on October 26, 2021 for more information. Pear US is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States. However, COVID-19 is not expected to result in any significant changes in costs going forward. Pear US will continue to monitor the performance of its business and assess the impacts of COVID-19.

Factors Affecting Our Performance and Results of Operations

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed more fully in “Risk Factors” section of the Proxy statement/Prospectus beginning on page 29, which is incorporated herein by reference.

Product Revenue

To date, we have not generated significant product revenue from the sale of our three commercialized PDTs: reSET, reSET-O, and Somryst. Through 2023, we expect to generate product revenue from the sale of our three FDA-authorized PDTs. Product revenue from sales of our existing products is difficult to predict and is not expected to reduce Pear US’s continued net losses.

If our development efforts for our PDT product candidates are successful and result in regulatory marketing authorization, we may generate revenue in the future from product sales or payment from collaboration or license agreements that we may enter into with third parties or any combination thereof. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our product candidates. We may never succeed in obtaining regulatory approval for any of the product candidates that we currently have under development or potential future product candidates.

Product revenue from our existing three FDA-authorized PDTs, as well as potential future product candidates, is and will be impacted by the many factors, including the following four variables: patient and clinician adoption of PDTs, pricing, reimbursement, and product mix.

Patient and Clinician Adoption of PDTs—To continue to grow our business, we will need to execute on our current business strategy of achieving and maintaining broad market acceptance of our PDTs by patients and physicians. Market acceptance and adoption of our PDTs depends on educating people with chronic conditions, as well as self-insured employers, commercial and government payors, health plans and physicians, and other government entities, as to the distinct features, therapeutic benefits, cost savings, and other advantages of our PDTs as compared to competitive products or other currently available methodologies. If we are not successful in demonstrating to existing or potential patients and prescribers the benefits of our products, or if we are not able to achieve the support of patients, healthcare providers, and payors for our products, our sales may decline, or we may fail to increase our revenue.

Pricing—In the future, we expect to grow the number of commercially available PDTs in our product portfolio, offering a broad range of PDTs spanning multiple price points. In the future, our PDTs may be subject to competition which may impact our pricing, and in addition, our products may be subject to legislative prescription-pricing practices.

Reimbursement—To date, we have more than 30 organizations across over more than 26.4 million covered lives providing access to our three FDA-authorized products via listing on formulary, as a covered benefit, bulk purchase, or funding a study. Pear US’s payor strategy focuses across all major payor channels, including employers, IDNs, PBMs, commercial payors, and government payors, including Medicaid and Medicare. We expect to increase our number of payors, and the pricing for such payors may vary as net prices for our products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and can be subject to customary discounts and rebates. In addition, some of our products may be subject to certain customer incentive programs. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability.

Contingency Management — Costs related to clinically-validated rewards patients earn as they complete treatment goals within our reSET and reSET-O PDTs recorded as contra revenue.

Product Mix—Sales of certain products have, or are expected to have, higher gross margins than others. As a result, our financial performance depends, in part, on the mix of products we sell during a given period.

Collaboration and License Revenue

We currently do not have collaboration and licensing agreements from which we would recognize significant collaboration and licensing revenue. Our historical collaboration and license revenue have primarily been generated through two collaboration and license agreements: the first with Sandoz, a division of the Novartis Group, and the second with Novartis Institute of Biomedical Research (“NIBR”).

In October 2019, Sandoz terminated their collaboration and license agreement, or Sandoz Agreement, with Pear US to commercialize our two lead products, reSET and reSET-O. In October 2019, we began our efforts to self-commercialize reSET and reSET-O. In addition, in June 2020, NIBR terminated their collaboration agreement with the Company, or the NIBR Agreement, related to our schizophrenia and multiple sclerosis product candidate development programs. We will not recognize any revenue under these agreements in the future.

If our development efforts for our PDT candidates are successful and result in regulatory marketing authorization or collaboration or license agreements with third parties, we may generate revenue in the future from collaboration or license agreements that we may enter into with third parties. We cannot predict if, when, or to what extent we may enter into future licensing or collaboration agreements. Further, we may never succeed in obtaining regulatory approval for any of our product candidates that are currently under development.

Cost of Product Revenue

Cost of product revenue consists primarily of costs that are closely correlated or directly related to the delivery of the Company’s products, including pharmacy costs, royalties paid under license agreements related to our commercialized products, amortization of milestone payments capitalized related to commercialized products, hosting costs, and personnel-related costs, including salaries and bonuses, employee benefits and stock-based compensation attributable to employees in a particular function. We expect the cost of product revenue to increase as we further commercialize our products and increase the volume of prescriptions filled.

Research and Development Expenses

We currently have three FDA-authorized products. We have four key product candidates in development, and we have incurred and will continue to incur significant research and development, or R&D, costs for their development and the development of our earlier-stage product candidates. Developing PDTs requires a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. We have chosen to leverage our platform to initially focus on advancing our PDTs in the area of psychiatry. We expect our R&D expenses will increase substantially as we continue to invest in the development of our pipeline of product candidates, future clinical development activities, and testing of our product candidates.

R&D expenses consist of costs incurred in performing R&D activities, which include:

•	expenses incurred in connection with the development of our pipeline of PDTs;

•	costs in connection with third-party licensing agreements, including development and regulatory milestones;

•	personnel-related expenses, including salaries, bonuses, benefits, and stock-based compensation for employees engaged in R&D functions;

•	cost of clinical trials;

•	expenses incurred in connection with the discovery and development of our PDTs, including under agreements with third parties, such as consultants;

•	expenses incurred under agreements with consultants who supplement our internal capabilities, including software development; and

•	facilities, depreciation, and other expenses, which include direct and allocated expenses, such as rent and maintenance of facilities, insurance and other operating costs.

Our key R&D projects related to our product candidates in the following psychiatry indications: Alcohol Use Disorder (“AUD”); Schizophrenia; Generalized Anxiety Disorder; and Depression.

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our Schizophrenia product candidate is at a Pivotal stage of development, after completing the Proof of concept stage, and is ready for a potential pivotal randomized clinical trial to support potential FDA submission;

•

our product candidates for AUD and Anxiety are in the Proof of concept stage and are also ready for a potential pivotal randomized clinical trial, which is the next step to support potential FDA submission; and

•	our product candidate for Depression is in the Discovery stage and will require clinical studies to determine if it has the potential to progress into later stages of development.

Development activities for our product candidates have a number of risks and uncertainties. All therapeutic development activities have risks and probabilities of success that can vary by disease indication. Currently, there are no existing FDA-market authorized PDTs for AUD, Schizophrenia, Anxiety, or Depression on the market. There is a long history of failure in many of the disease areas that we are developing product candidates. The areas of mental and behavioral health or neuropsychiatry, a primary focus area, have had notable failures across biotech, pharma, and digital health. Each of our product candidates has technical, clinical, regulatory, and commercial risk. This is more fully described in the section entitled “Risk Factors—Risks Relating to Pear’s Products” beginning on page 29 of the Prospectus Supplement/Proxy, which is incorporated herein by reference.

We expense R&D costs as incurred and do not track the costs at a project level. Advance payments that we make for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. The prepaid amounts are expensed as the benefits are consumed. In the early phases of development, our R&D costs are often devoted to product platform and proof-of-concept studies that are not necessarily allocable to a specific product.

Selling, General, and Administrative Expenses

Selling, general and administrative, or SG&A, expenses consist primarily of compensation for personnel, including stock-based compensation related to commercial, marketing, executive, finance and accounting, information technology, corporate and business development, and human resource functions. Other SG&A expenses include marketing initiatives, market research, and analysis, conferences and trade shows, travel expenses, professional services fees (including legal, patent, accounting, audit, tax, and consulting fees), insurance costs, amortization of internal-use software, general corporate expenses and allocated facilities-related expenses, including rent and maintenance of facilities.

Pear US expects SG&A expenses to continue to increase in absolute dollars as Pear US increases potential customers’ awareness and its sales and marketing functions to support existing products and future product launches, yet undetermined date. In addition, the Company expects increased expenditures to expand its infrastructure to both drive and support the anticipated growth of the Company as well as additional expenses related to legal, accounting, information technology, investor and public relations, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance costs and other expenses associated with being a public company and implementing additional controls over financial reporting.

Interest and other income (expense), net

Interest expense includes interest due under the Perceptive Credit Facility (as defined below) and accretion of the debt discount on the Perceptive Credit Facility as well as the change in the fair value of our derivative liabilities that occurred during the period.

Interest income consists of interest earned on cash balances held in interest-bearing accounts. We expect that our interest income will fluctuate based on the timing and ability to raise additional funds as well as the amount of expenditures for our commercial products and R&D for our product candidates and ongoing business operations.

Loss on issuance of convertible preferred stock

In December 2020 and February 2021, the Company issued shares of Series D-1 and D-2 convertible preferred stock to investors. The shares are recorded at their estimated fair market value on the date of issuance. In connection with the Series D-1 preferred stock and D-2 preferred stock financing, the Company recorded a loss on the issuance of convertible preferred stock for the year ended December 31, 2020, and the nine months ended September 30, 2021, of $16.8 million and $2.1 million, respectively, which represents the amount by which the estimated fair value of the shares exceeded the sale price.

Loss/gain on extinguishment of debt

In connection with the extinguishment of the SVB Term Loan (as defined below), in June 2020, we recorded a loss on extinguishment of debt of $1.0 million for the year ended December 31, 2020.

In September 2019, the Company received a termination notice from Sandoz, with whom it had a collaboration and license agreement and a $20.0 million collaboration note payable. In October 2019, Sandoz forgave the $20.0 million collaboration note payable, resulting in a gain on extinguishment of debt.

Income taxes

Deferred income taxes are provided for the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Accordingly, we have recorded a valuation allowance of $40.3 million and $18.7 million, net operating loss carryforwards and R&D carryforwards, as of December 31, 2020 and 2019, respectively. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The future realization of deferred tax assets is subject to the existence of sufficient taxable income of the appropriate character (e.g., ordinary income or capital gain) as provided under the carryforward provisions of tax law. We consider the scheduled reversal of deferred tax liabilities (including the effect in available carryback and carryforward periods), future projected taxable income, including the character and jurisdiction of such income, and tax-planning strategies in making this assessment. Unrecognized tax benefits arise when the estimated benefit recorded in the financial statements differs from the amounts taken or expected to be taken in a tax return because of the considerations described above. As of September 30, 2021, we had no unrecognized tax benefits.

Results of Operations

Nine months ended September 30, 2021 and 2020 (unaudited)

The table and discussion below present the results for the periods indicated:

	Nine Months Ended September 30,
(dollars in thousands, except percentages)	2021	2020	$ Change	% Change
Revenue:
Product revenue	$2,550	$115	$2,435	*
Collaboration and license revenue	338	9,235	(8,897)	(96%)

Total revenue	2,888	9,350	(6,462)	(69%)
Cost and operating expenses:
Cost of product revenue	3,585	1,341	2,244	167%
Research and development	24,943	21,766	3,177	15%
Selling, general and administrative	45,811	33,645	12,166	36%

Total cost and operating expenses	74,339	56,752	17,587	31%

Loss from operations	(71,451)	(47,402)	(24,049)	51%
Other income (expenses):
Interest and other (expense) income, net	(3,086)	(926)	(2,160)	*
Change in estimated fair value of warrant liabilities	(7,302)	(48)	(7,254)	*
Loss on extinguishment of debt	—	(999)	999	*
Loss on issuance of convertible preferred stock	(2,053)	—	(2,053)	*

Total other (expense) income	(12,441)	(1,973)	(10,468)	*

Net loss	$(83,892)	$(49,375)	$(34,517)	70%

*	Percentage change is not meaningful.

Product revenue—Product revenue for the nine months ended September 30, 2021, was approximately $2.6 million, compared to $115 thousand for the nine months ended September 30, 2020. The increase was primarily driven by increased sales of reSET and reSET-O as well as sales of Somryst, which we began selling in October 2020, which were offset by contingency management costs of $0.2 million.

Collaboration and license revenue—Collaboration and license revenue was $0.3 million for the nine months ended September 30, 2021, compared to $9.2 million for the nine months ended September 30, 2020. For the nine months ended September 30, 2020, the Company recognized $9.2 million under the then collaboration agreement related to our schizophrenia and multiple sclerosis product candidate development programs with NIBR, which was terminated effective in June 2020. We will not recognize any revenue under this agreement in the future.

Cost of product revenue—Cost of product revenue for the nine months ended September 30, 2021, was approximately $3.6 million, an increase of approximately $2.2 million compared to the nine months ended September 30, 2020, primarily due to increases in amortization of intellectual property, minimum royalties related to licensing agreements for commercialized products and hosting costs for our PDTs as well as increased personnel-related costs, directly attributable to employees in a particular function that directly supports the prescribed PDTs.

Research and development—R&D expenses were $24.9 million and $21.8 million for the nine months ended September 30, 2021 and September 30, 2020, respectively. The increase was primarily driven by increased personnel-related expenses and software and license costs.

Selling, general and administrative—SG&A expenses were $45.8 million and $33.6 million for the nine months ended September 30, 2021 and September 30, 2020, respectively. The increase of $12.2 million was primarily due to the following:

•	An increase of $5.8 million in marketing and advertising costs;

•	An increase of $4.1 million in consulting, legal, other professional service costs, software, dues and subscriptions, and other operating expenses;

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An increase of $4.0 million in personnel-related costs, including incentive-based compensation costs primarily due to the build-out of our patient service center, our market access team and our commercial sales force; and

•	A decrease of $3.3 million in third-party patient services center costs that reduced during the time period as we began to operate our own service center located in Raleigh, North Carolina.

Interest and other income (expense), net—Interest and other income (expense), net was an expense of $(3.1) million for the nine months ended September 30, 2021, as compared to income (expense) of $(0.9) million for the nine months ended September 30, 2020. The increase in interest expense was primarily related to $3.2 million of interest expense for the nine months ended September 30, 2021, compared to $1.4 million of interest expense for the nine months ended September 30, 2020. For the nine months ended September 30, 2020, the Company had interest income of $0.5 million related to short-term investments and only de minimis interest income for the nine months ended September 30, 2021.

Change in the estimated fair value of warrant liabilities—Change in the estimated fair value of warrant liabilities was $7.3 million, primarily related to the mark-to-market adjustment of the Series D-1 preferred stock warrants associated with the Perceptive Credit Facility of $6.9 million for the nine months ended September 30, 2021, as compared to de minimis change for the nine months ended September 30, 2020.

Loss on the extinguishment of debt—In June 2020, the Company paid the outstanding principal on the then outstanding SVB Term Loan prior to the maturity date resulting in a loss on extinguishment of debt of $1.0 million.

Loss on issuance of convertible preferred stock—In February 2021, the Company issued additional shares of Series D-1 convertible preferred stock. The shares are recorded at their estimated fair market value on the date of issuance. In connection with the Series D-1 convertible preferred stock, the Company recorded a loss of $2.1 million, which represents the amount by which the estimated fair value of the shares exceeded the sale price, net of issuance costs.

Income tax—We did not incur income tax expenses for the nine months ended September 30, 2021 or September 30, 2020. Given our lack of prior earnings history, we have a full valuation allowance primarily related to our net operating loss and R&D credit carryforwards that we do not consider more likely than not to be realized.

Liquidity and Capital Resources

Since its inception, Pear US’s primary sources of capital have been proceeds from sales of convertible preferred stock, payments received in connection with collaboration agreements, and proceeds from borrowings under various credit facilities.

As of September 30, 2021, we had an accumulated deficit of $266.7 million. As of September 30, 2021, we had $26.8 million outstanding under our credit facility, net of debt issuance costs, and debt discount. Our cash flows may fluctuate and are difficult to forecast, and will depend on many factors. As of September 30, 2021, we had cash, cash equivalents and investments of $68.9 million.

As noted in the “Recent Developments” section above, we entered into a Merger Agreement with THMA. Upon completing the Transaction on December 3, 2021, Pear had approximately $196.4 million in cash and cash equivalents, prior to payment of transaction fees due and payable.

We have three commercial products: reSET, reSET-O, and Somryst. The revenue from the sale of these products at the present time is not sufficient to cover the operating costs incurred. Our ability to achieve sufficient revenue to cover our costs is highly dependent on our PDTs achieving and maintaining broad market acceptance by patients and physicians and obtaining reimbursement from third-party payors. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future.

Through December 31, 2019, we received $136.2 million in gross cash proceeds from sales of preferred stock and gross proceeds of $15.0 million from borrowings under the SVB Term Loan. Through December 31, 2020, we have received $268.2 million in gross cash proceeds from sales of preferred stock and gross proceeds of $30.0 million from borrowings under a credit facility. During the year ended December 31, 2020, the Company utilized

$32.0 million of this funding to complete a tender offer to purchase common stock or securities convertible into common stock from certain employees, including the President & Chief Executive Officer, with tenure over four years, former employees and other stockholders in connection with the Series D-2 preferred stock offering.

In February 2021, we raised an additional $20.0 million in gross proceeds from the sale and issuance of Series D-1 preferred stock.

During 2019, we had a term loan with Silicon Valley Bank, (the “SVB Term Loan”), which was extinguished in June 2020. In June 2020, we entered into a $50.0 million credit facility with Perceptive Credit Holdings III, L.P. (the “Perceptive Credit Facility”), as amended, which consists of a secured term loan facility in an aggregate amount of up to $50.0 million, which will be made available under the following three tranches: (i) Tranche 1—$30.0 million, available at the initial closing of the Perceptive Credit Facility; (ii) Tranche 2—$10.0 million available no later than December 31, 2021; and (iii) Tranche 3—$10.0 million, available no later than December 31, 2021, subject to the Company’s satisfaction of certain business and financial conditions described in the Perceptive Credit Facility.

The Perceptive Credit Facility bears interest through maturity at a variable rate based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of September 30, 2021, the interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then-outstanding principal until maturity on June 30, 2025. If the Company prepays the loan prior to the maturity date, it will be required to pay a prepayment fee guaranteeing Perceptive a 1.5 times return on any prepaid amount. A change of control, which includes a new entity or group owning more than 35.0% of the Company’s voting stock, or prior to an initial public offering, the failure of the existing holders to own at least 35.0% of the Company’s voting stock, triggers a mandatory prepayment of the term loan. As of December 31, 2020 and September 30, 2021, there was $30.0 million outstanding under Tranche 1 of the credit facility.

Our primary uses of capital are, and we expect will continue to be for the near future, personnel costs, costs of development and commercialization of product candidates, legal, patent, and other regulatory expenses, and general overhead costs. We may also pursue acquisitions, investments, joint ventures, and other strategic transactions.

We will need additional funding to pursue our growth strategy and support continuing operations. Until such time as we can generate significant revenue to fund operations, we expect to use proceeds from the issuance of equity, debt financings, or other capital transactions. We may be unable to increase our revenue, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates and other strategic initiatives.

In the future, we will need to raise additional capital to pursue our growth strategy and support continuing operations. If sufficient funds on acceptable terms are not available when needed, we will be required to significantly reduce our operating expenses. As of September 30, 2021 and December 31, 2020, we concluded that this circumstance raises substantial doubt about our ability to continue as a going concern.

We are subject to various covenants related to the Perceptive Credit Facility, and given the substantial doubt about our ability to continue as a going concern, there is a risk that we may not meet our covenants in the future.

Cash and cash equivalents

Pear US’s cash and cash equivalents balance as of September 30, 2021, was $62.4 million. Pear US’s future capital requirements may vary from those currently planned and will depend on various factors, including the timing and extent of R&D spending and spending on other strategic business initiatives.

Liquidity Risks

We expect to incur substantial additional expenditures in the near term to support our ongoing activities, including as a result of operating as a public company. We expect to continue to incur net losses for the foreseeable future. Our ability to fund our product development and clinical operations as well as commercialization of our product candidates will depend on the amount and timing of cash available to fund operations. Our future liquidity and capital funding requirements will depend on numerous factors, including:

•	our revenue growth;

•	the ability to obtain third-party payor reimbursement for our current products;

•	the amount and timing of sales and other revenues from our product candidates, if approved, including the sales price and the availability of coverage and adequate third-party payor reimbursement;

•	our sales and marketing activities;

•	our R&D efforts;

•	the emergence and effect of competing or complementary products;

•	the outcome, timing, and cost of meeting regulatory requirements established by the FDA, or comparable foreign regulatory authorities;

•	the progress, timing, scope, and costs of our preclinical studies, clinical trials, potential future clinical trials, and other related activities;

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the costs of commercialization activities for any of our product candidates that receive marketing authorization, including the costs and timing of establishing product sales, marketing and hosting capabilities, or entering into strategic collaborations with third parties to leverage or access these capabilities;

•	the cash requirements of developing our programs and our ability and willingness to finance their continued development;

•	the cash requirements of any future discovery of product candidates;

•	our ability to retain our current employees and the need and ability to hire additional management and sales, technical and medical personnel;

•	the time and cost necessary to respond to technological and market developments, including other products that may compete with one or more of our product candidates;

•	debt service requirements;

•	the extent to which we acquire or invest in business, products, or technology; and

•	the impact of the COVID-19 pandemic.

A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the sale of our products or the development of product candidates. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. See “Risk Factors—Risks Related to Pear’s Financial Position—The Company will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to the Company, the Company’s business, financial condition, and results of operation could be materially and adversely affected” in the Proxy statement/Prospectus, which is incorporated herein by reference..

Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.

Cash Flows

The following table provides a summary of cash flow data for each applicable period:

	Nine Months Ended September 30,
	2021	2020
Net cash used in operating activities	(69,199)	(48,420)
Net cash provided by (used in) investing activities	4,636	63,450
Net cash provided by financing activities	16,101	12,522

Net (decrease) increase in cash, cash equivalents and restricted cash	$(48,462)	$27,552

Net Cash Used in Operating Activities

Nine months ended September 30, 2021 and 2020

Pear US’s cash flows used in operating activities to date have been primarily comprised of costs and operating expenses. Pear US continues to ramp up hiring to accelerate commercial activities and accelerate its pipeline, and increase staff in anticipation of becoming a public company. Pear US expects its cash used in operating activities to increase significantly before it starts to generate any material cash inflows from product revenue.

Net cash used in operating activities was $69.2 million for the nine months ended September 30, 2021. Net cash used in operating activities consists of a net loss of $83.9 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include loss on the issuance of convertible preferred stock of $2.1 million, stock-based compensation expense of $2.0 million, depreciation expense of $1.0 million, and the change in fair value of warrants of $7.3 million (increase in ending warrant liability), and a $1.4 million change in operating assets and liabilities.

Net cash used in operating activities was $48.4 million for the nine months ended September 30, 2020. Net cash used in operating activities consists of a net loss of $49.4 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include stock-based compensation expense of $1.4 million, depreciation expense of $0.2 million, a loss on extinguishment of debt of $1.0 million, and $6.1 million reduction in deferred revenues offset by an increase of $3.0 million in accrued expenses and other current and non-current liabilities.

Net Cash Provided by Investing Activities

Nine months ended September 30, 2021 and 2020

Cash flows used in investing activities to date have been primarily comprised of purchases of short-term investments and capitalization of internal-use software. We expect to continue to invest further in internal-use software and incur costs as we expand our operations.

Net cash provided by investing activities was $4.6 million and $63.5 million for the nine months ended September 30, 2021 and 2020, respectively, and primarily related to proceeds from the maturities of investments offset by investments in property and equipment and purchases of short-term investments, and for the nine months ended September 30, 2020 a $0.8 million milestone payment under a licensing agreement.

Net Cash Provided by Financing Activities

Nine months ended September 30, 2021 and 2020

Net cash provided by financing activities was $16.1 million for the nine months ended September 30, 2021, and consisted primarily of $19.9 million of proceeds associated with the issuance of Series D-1 convertible preferred stock and $0.8 million of proceeds from the exercise of stock options offset by $4.6 million of deferred offering costs.

Net cash provided by financing activities was $12.5 million for the nine months ended September 30, 2020, and consisted primarily of $31.0 million of proceeds from the issuance of debt offset by $17.3 million of principal payments on debt and $1.5 million of deferred financing fees and related debt issuance costs.

Funding Requirements

Please see the section of this proxy statement/prospectus titled “Risk Factors—The Company will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to the Company, the Company’s business, financial condition, and results of operation could be materially and adversely affected” for additional risks associated with our substantial capital requirements in the Proxy statement/Prospectus, beginning on page 29, which is incorporated herein by reference.

Debt Financing and Covenants

Borrowings under our $50.0 million secured Perceptive Credit Facility were $30.0 million as of December 31, 2020 and September 30, 2021, which was used to extinguish the SVB Term Loan and for general business purposes. The Perceptive Credit Facility matures in June 2025. We are required to pay a variable rate of interest based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of September 30, 2021, the annual interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then outstanding principal until maturity on June 30, 2025.

The Perceptive Credit Facility is secured by substantially all of the assets of the Company, including our intellectual property. The Perceptive Credit Facility requires the Company to (i) maintain a minimum aggregate cash balance of $5.0 million in one or more controlled accounts, (ii) as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2022, report revenues for the trailing 12-month period that exceed the amounts that range from $83.4 million for the fiscal quarter ending December 31, 2022, to $125.0 million for the fiscal quarter ending March 31, 2025, and (iii) on or prior to December 31, 2021, raise additional capital of at least $100.0 million. The Perceptive Credit Facility contains various affirmative and negative covenants that limit the Company’s ability to engage in specified types of transactions. In connection with the pending Merger, the Company delayed the issuance of its annual audited financial statements for the period ended December 31, 2020 and 2019 and received a waiver to provide such financials by April 30, 2021. The Company was in compliance with the covenants under the Perceptive Credit Agreement as of December 31, 2020 and September 30, 2021.

See Note 6, Indebtedness, of the notes to Pear US’s unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2021 included in Exhibit 99.1. In the future, we may seek to obtain other additional sources of financing, including incurring term debt or issuing equity or debt securities.

As of September 30, 2021 and December 31, 2020, we had $0.4 million in a letter of credit outstanding.

Contractual Obligations

Pear US currently leases its headquarters in Boston, Massachusetts, under a non-cancelable operating lease with an expiration date of June 1, 2028. Pear US also leases office space in San Francisco, California, under a non-cancelable operating lease that expires on July 31, 2025, and office space in Raleigh, North Carolina, under a 64-month lease that commenced on February 2021, where we operate our patient service center.

We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.

In addition, under various licensing agreements to which we are a party, we are obligated to pay annual license maintenance fees and may be required to make milestone payments and to pay royalties and other amounts to third parties. The payment obligations under these agreements are contingent upon future events, such as our achievement of specified milestones or generating product revenue, and the amount, timing and likelihood of such payments are not known. Amounts related to contingent milestone payments are not considered contractual obligations as they are contingent on the successful achievement of certain milestones. These contingent milestones may not be achieved. We cannot estimate or predict when, or if, these amounts will become due.

See Note 6, Indebtedness, of the notes to Pear US’s unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2021, included in Exhibit 99.1.

On December 3, 2021, substantially concurrent with the execution of the Business Combination Agreement, THMA completed the sale and issuance of 1,000,000 shares of Pear Therapeutics, Inc. Class A common stock for a purchase price of $10.00 per share to Palantir Technologies, Inc., or Palantir.

On June 17, 2021, and later amended on August 4, 2021, the Company entered into a non-cancelable purchase obligation for a data foundry cloud subscription, including support services, updates, and related professional services with Palantir for $9.3 million payable over three years, continuing through September 30, 2024. See Note 7, Commitments and Contingencies, of the notes to Pear US’s unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021, included in Exhibit 99.1 for further information.

Off-Balance Sheet Arrangements

During the periods presented, Pear US did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Related Party Transactions

During the year ended December 31, 2020, in connection with the Series D-2 preferred stock offering, the Company completed a tender offer whereby the Company purchased 2,788,732 shares of common stock from its President & Chief Executive Officer, and 41,100 common shares from certain eligible employees, at a purchase price of $3.9433 per share totaling $11.2 million and resulting in a stock-based compensation expense of $7.3 million, representing the difference between the purchase price and the fair value of the common stock on the date of the sale.

Certain holders of Series A preferred stock had representation on the Company’s board of directors and purchased shares of Series B preferred stock. Certain holders of Series A and B preferred stock had representation on the Company’s board of directors and purchased shares of Series C preferred stock. Certain holders of Series A, B, and C preferred stock had representation on the Company’s board of directors and purchased shares of Series D preferred stock.

Emerging Growth Company Status (JOBS Act)

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Pear is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.

Pear expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and nonpublic business entities until the earlier of the date Pear (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare Pear’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

In addition, Pear intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Pear intends to rely on such exemptions, Pear is not required to, among other things:

(a) provide an auditor’s attestation report on Pear’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of nonemerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (c) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

Recent Accounting Pronouncements

Refer to Note 2 to Pear US’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in the Proxy Statement/Prospectus filed with the SEC on October 26, 2021 for more information regarding recently issued accounting pronouncements. In addition, please refer to Note 2 in Pear US’s unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021 included in Exhibit 99.1 for more information about recent accounting pronouncements, the timing of their adoption, and its assessment, to the extent it has made one, of their potential impact on its financial condition and results of operations.

Summary of Critical Accounting Policies and Significant Judgments and Estimates

The preparation of Pear US’s consolidated financial statements in conformity with United States generally accepted accounting principles, or U.S. GAAP, requires Pear US’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. Pear US’s management bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We monitor our estimates on an ongoing basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this section captioned “Pear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 to Pear US’s unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021 included in Exhibit 99.1 and Note 2 to Pear US’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included in the Proxy Statement/Prospectus filed with the SEC on October 26, 2021.

Revenue Recognition

Pear US determines both product and collaboration and license revenue recognition through the following five-step framework in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and its related amendments, or, collectively, ASC 606:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, Pear US satisfies a performance obligation.

Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. To the extent a contract includes multiple promised goods and services, the Company applies judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. To the extent the goods and services are distinct, it requires an allocation of the transaction price to each performance obligation on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The consideration to be received is allocated among the separate performance obligations based on relative standalone selling prices. The Company typically determines standalone selling prices using an adjusted market assessment approach model.

The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized over time if either (i) the customer simultaneously receives and consumes the benefits provided by the entity’s performance, (ii) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (iii) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If the entity does not satisfy a performance obligation over time, the related performance obligation is satisfied at a point in time by transferring the control of a promised good or service to a customer.

Our collaboration and license revenue to date has primarily been generated through two collaboration and license agreements: the Sandoz Agreement and the NIBR Agreement.

In October 2019, Sandoz terminated the Sandoz Agreement, and thereafter Pear US assumed the responsibility to commercialize its two lead products, reSET and reSET-O. In October 2019, we began our efforts to self-commercialize reSET and reSET-O. In addition, in June 2020, NIBR terminated their collaboration agreement with the Company related to our schizophrenia and multiple sclerosis product candidate development programs. We will not recognize any revenue under these agreements in the future.

To date, while we have recognized product revenue from the sale of our PDTs, reSET, reSET-O and Somryst, and although we expect to continue to recognize revenue from the sale of these PDTs, we do not expect to generate significant revenue until 2023.

Stock-Based Compensation

Accounting for stock-based compensation is a critical accounting policy due to the broad-based equity awards provided to employees at all levels within Pear US and the use of equity awards as part of the strategy to retain employees as a result of a change of control events. Pear US issues stock-based compensation to employees and non-employees, generally in the form of stock options. Compensation expenses for stock options are recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are accounted for when they occur. The fair value of the stock options is measured on the grant date using the Black-Scholes model, which utilizes the following estimates as inputs:

•	Expected volatility: determined based on an average of the historical volatility of a peer group of similar public companies;

•

Expected term: as our employee stock options have “plain vanilla” characteristics, the expected term is determined using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option; the contractual life of the option is used for the expected life of non-employee stock options;

•	Risk-free interest rate: based upon the U.S. Treasury yield curve in effect at the time of grant; and

•	Expected dividend yield: based on our history and current expectation of not paying dividends in the foreseeable future.

Preferred and Common Stock Valuations

The fair value of Pear US’s preferred and common stock underlying stock awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of Pear US’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to:

•	the prices at which we sold our preferred stock to outside investors in arms-length transactions;

•	our results of operations, financial position, and capital resources;

•	contemporaneous third-party valuations common stock;

•	the rights, preferences, and privileges of a convertible preferred stock relative to common stock;

•	the lack of marketability of common stock;

•	stage and development of Pear US’s business;

•	the history and nature of our business, industry trends, and competitive environment,

•	general economic conditions; and

•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of Pear US, given prevailing market conditions.

Pear US determined the fair value per share of the underlying preferred and common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our preferred and common stock and our stock-based compensation expense could be materially different. The fair value of the underlying common stock will be determined by the board of directors until such time as our common shares are listed on an established stock exchange.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company,” we are not required to provide this information.

Internal Control Over Financial Reporting

In connection with the preparation and audit of Pear US’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. Please see the sections of the Proxy Statement/Prospectus filed with the SEC on October 26, 2021 titled “Risk Factors—Risks Related to Pear’s Financial Reporting—If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in the accuracy of our financial reports, which would harm our business and the trading price of our common stock. Our management will be required to evaluate the effectiveness of our internal control over financial reporting” and “Risk Factors—Risks Related to Pear’s Financing Reporting—Our management have identified certain internal control deficiencies that constitute material weaknesses. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.”

Legal proceedings

We are not currently a party to any material legal proceedings. From time to time, we may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.

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